movable

Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fourth Quarter and Fiscal Year 2023 Results

Revenue growth in international irrigation markets, resilient demand in North America and gross margin expansion drive improved fourth quarter earnings performance

Record full year net earnings and earnings per share results driven by meaningful growth in operating income and operating margin expansion

OMAHA, Neb., October 19, 2023—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2023.

Key Highlights

Fourth Quarter:

•
Revenue of $167.1 million and EPS of $1.74 led by strong irrigation results
•
Strong growth in international irrigation revenues and record revenues in Brazil
•
Record operating income and operating margin in irrigation segment

Full-Year:

•
Record net earnings of $72.4 million and record EPS of $6.54
•
Record revenue and operating income in Brazil
•
Free cash flow generation reaches 139 percent of net earnings

“We are pleased to report strong performance in our fiscal fourth quarter and solid momentum as we head into fiscal 2024, driven by our irrigation business. Our strong quarterly performance reflected growth in international irrigation markets led by South America, and Brazil in particular where we achieved record fourth quarter revenue. Demand for irrigation equipment in North America remained steady in the fourth quarter, in line with our expectations. Record fourth quarter operating income and operating margin in irrigation is a testament to effective price management and operating performance, while also reflecting the impact of increasing geographic diversification through strategic growth in international markets,” said Randy Wood, President and Chief Executive Officer. "Infrastructure results for the fourth quarter reflected the impact of Road Zipper System™ projects in the prior year that did not repeat, while Road Zipper System leasing revenue continued to show solid growth and partially offset the overall decrease in revenue."

Wood continued, "For the full year, I am pleased with our ability to deliver new records in net earnings and earnings per share, as our performance overcame softer revenues compared to last year's record levels. This record earnings and income performance was led by record full year operating income and operating margin in irrigation with gross margin expansion across the business. This improved operating performance, along with effective working capital management, resulted in free cash flow generation that exceeded our objective for the year. This performance demonstrated our ability to continue funding growth investments in innovation and other long-term shareholder value creation opportunities."

Fourth Quarter Summary

Consolidated Financial Summary	Fourth Quarter
(dollars in millions, except per share amounts)	FY2023	FY2022	$ Change	% Change

Total revenues	$167.1	$190.2	($23.1)	(12%)
Operating income	$23.4	$27.8	($4.4)	(16%)
Operating margin	14.0%	14.6%
Net earnings	$19.2	$17.9	$1.3	7%
Earnings per share	$1.74	$1.62	$0.12	7%

Revenues for the fourth quarter of fiscal 2023 were $167.1 million, a decrease of $23.1 million, or 12 percent, compared to revenues of $190.2 million in the prior year fourth quarter. Most of the decrease came from the infrastructure segment due to Road Zipper System projects in the prior year fourth quarter that did not repeat.

Operating income for the fourth quarter was $23.4 million, a decrease of $4.4 million, or 16 percent, compared to operating income of $27.8 million in the prior year fourth quarter. Operating margin was 14.0 percent of sales, compared to operating margin of 14.6 percent of sales in the prior year fourth quarter. The impact of the decline in higher margin infrastructure revenue was substantially offset by improved gross profit and gross margin in irrigation. Operating expenses were comparable to the prior year fourth quarter.

Net earnings for the fourth quarter were $19.2 million, or $1.74 per diluted share, compared with net earnings of $17.9 million, or $1.62 per diluted share, for the prior year fourth quarter. Net earnings improvement was supported by higher interest income and more favorable foreign currency transaction changes compared to the prior year fourth quarter.

Fourth Quarter Segment Results

Irrigation Segment	Fourth Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Revenues:
North America	$60.2	$80.1	($19.9)	(25%)
International	$83.4	$70.4	$13.0	18%
Total revenues	$143.6	$150.5	($6.9)	(5%)
Operating income	$29.8	$24.3	$5.5	23%
Operating margin	20.7%	16.1%

Irrigation segment revenues for the fourth quarter of fiscal 2023 were $143.6 million, a decrease of $6.9 million, or 5 percent, compared to $150.5 million in the prior year fourth quarter. North America irrigation revenues of $60.2 million decreased $19.9 million, or 25 percent, compared to the prior year fourth quarter. The decrease in revenues resulted primarily from lower unit sales volumes while average selling prices were comparable with the prior year fourth quarter. Unit sales volumes in the prior year fourth quarter reflected an exceptional level of storm damage replacement demand while unit sales volumes in the current year reflected more normal seasonal demand.

International irrigation revenues of $83.4 million increased $13.0 million, or 18 percent, compared to the prior year fourth quarter. The increase resulted primarily from increased sales volumes in Brazil, Argentina and the Middle East compared to the prior year fourth quarter. The current year fourth quarter also benefited from the favorable effects of foreign currency translation of approximately $1.3 million compared to the prior year fourth quarter.

Irrigation segment operating income for the fourth quarter of fiscal 2023 was $29.8 million, an increase of $5.5 million, or 23 percent, compared to the prior year fourth quarter. Operating margin was 20.7 percent of sales, compared to 16.1 percent of sales in the prior year fourth quarter. The increase in operating margin resulted from gross margin expansion driven by improved price realization and operating performance compared to the prior year fourth quarter.

Infrastructure Segment	Fourth Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Total revenues	$23.5	$39.7	($16.2)	(41%)
Operating income	$3.1	$11.5	($8.3)	(73%)
Operating margin	13.3%	28.8%

Infrastructure segment revenues for the fourth quarter of fiscal 2023 were $23.5 million, a decrease of $16.2 million, or 41 percent, compared to $39.7 million in the prior year fourth quarter. The decrease in revenues resulted primarily from lower Road Zipper System sales compared to the prior year fourth quarter. Notably, the prior year fourth quarter included a number of project sales that did not repeat in the current year fourth quarter. The impact of lower project sales was partially offset by growth in Road Zipper System lease revenue and higher sales of road safety products compared to the prior year fourth quarter.

Infrastructure segment operating income for the fourth quarter of fiscal 2023 was $3.1 million, a decrease of $8.3 million, or 73 percent, compared to the prior year fourth quarter. Operating margin was 13.3 percent of sales, compared to 28.8 percent of sales in the prior year fourth quarter. The decrease in operating income and margin resulted from lower revenues compared to the prior year fourth quarter and the resulting loss in fixed cost leverage.

Full Year Summary

Consolidated Financial Summary	Full Year
(dollars in millions, except per share amounts)	FY2023	FY2022	$ Change	% Change

Total revenues	$674.1	$770.7	($96.7)	(13%)
Operating income	$102.2	$94.6	$7.5	8%
Operating margin	15.2%	12.3%
Net earnings	$72.4	$65.5	$6.9	11%
Earnings per share	$6.54	$5.94	$0.60	10%

Revenues for fiscal 2023 were $674.1 million, a decrease of $96.7 million, or 13 percent, compared to revenues of $770.7 million in the prior year. Irrigation revenues decreased $79.8 million due to farmers in North America deferring investment decisions, a higher level of storm damage replacement demand in the prior year and prior year sales in Egypt, Ukraine and Russia that did not repeat. Infrastructure revenues decreased $16.9 million, primarily due to lower Road Zipper System project sales compared to the prior year.

Operating income for fiscal 2023 was $102.2 million, an increase of $7.5 million, or 8 percent, compared to operating income of $94.6 million in the prior year. Operating margin was 15.2 percent of sales, compared to 12.3 percent of sales in the prior year. Operating margin improvement resulted primarily from gross margin expansion in irrigation, while gross margin in infrastructure was comparable to the prior year.

Net earnings for fiscal 2023 were $72.4 million, or $6.54 per diluted share, compared with net earnings of $65.5 million, or $5.94 per diluted share, for the prior year. Net earnings improvement resulted largely from increased operating income and also benefited from higher interest income and more favorable foreign currency transaction changes compared to the prior year.

The backlog of unfilled orders as of August 31, 2023, was $78.7 million compared with $96.8 million on August 31, 2022. The irrigation and infrastructure backlogs are both lower compared to the prior year.

Outlook

Mr. Wood concluded, “Current commodity prices and U.S. net farm income projections, although lower compared to the marked strength seen a year ago, continue to support demand for irrigation equipment in North America. So far in our first quarter of fiscal 2024, we are seeing order levels running ahead of the prior year. We expect sales volume levels in developed international markets to remain robust, led by strong demand in Brazil, and we continue to see project opportunities in developing markets supported by continuing global concerns over food security and global grain supplies."

“We expect to see a more meaningful positive impact of increased U.S. infrastructure spending on our infrastructure business in fiscal 2024, particularly in Road Zipper System leasing and sales of road safety projects. We also continue to actively manage projects in our Road Zipper System sales funnel, however the timing of when these projects will be executed is difficult to predict.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2023 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® and FieldWise® remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Senior Director, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2023	2022	2023	2022

Operating revenues	$167,131	$190,196	$674,084	$770,743
Cost of operating revenues	114,615	133,079	461,069	571,565
Gross profit	52,516	57,117	213,015	199,178

Operating expenses:
Selling expense	9,109	9,850	36,201	33,920
General and administrative expense	15,175	14,922	56,412	55,470
Engineering and research expense	4,868	4,563	18,218	15,145
Total operating expenses	29,152	29,335	110,831	104,535

Operating income	23,364	27,782	102,184	94,643

Other (expense) income:
Interest expense	(893)	(924)	(3,788)	(4,269)
Interest income	1,238	166	2,783	622
Other expense, net	1,196	(3,392)	(804)	(3,128)
Total other (expense) income	1,541	(4,150)	(1,809)	(6,775)

Earnings before income taxes	24,905	23,632	100,375	87,868

Income tax expense	5,676	5,703	27,996	22,399

Net earnings	$19,229	$17,929	$72,379	$65,469

Earnings per share:
Basic	$1.75	$1.63	$6.58	$5.97
Diluted	$1.74	$1.62	$6.54	$5.94

Shares used in computing earnings per share:
Basic	11,009	10,980	11,003	10,965
Diluted	11,059	11,063	11,062	11,031

Cash dividends declared per share	$0.35	$0.34	$1.37	$1.33

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands)	2023	2022	2023	2022
Operating revenues:
Irrigation:
North America	$60,223	$80,082	$309,538	$355,683
International	83,378	70,387	276,493	310,146
Irrigation total	143,601	150,469	586,031	665,829
Infrastructure	23,530	39,727	88,053	104,914
Total operating revenues	$167,131	$190,196	$674,084	$770,743

Operating income:
Irrigation	$29,781	$24,250	$121,969	$105,763
Infrastructure	3,120	11,459	12,067	18,328
Corporate	(9,537)	(7,927)	(31,852)	(29,448)
Total operating income	$23,364	$27,782	$102,184	$94,643

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2023	August 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$160,755	$105,048
Marketable securities	5,556	11,460
Receivables, net of allowance of $5,048 and $4,118, respectively	144,774	138,200
Inventories, net	155,932	193,776
Other current assets	20,467	28,617
Total current assets	487,484	477,101

Property, plant, and equipment, net	99,681	94,472
Intangible assets, net	27,719	18,208
Goodwill	83,121	67,130
Operating lease right-of-use assets	17,036	19,181
Deferred income tax assets	10,885	9,313
Other noncurrent assets	19,734	25,248
Total assets	$745,660	$710,653

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,278	$60,036
Current portion of long-term debt	226	222
Other current liabilities	91,604	100,684
Total current liabilities	136,108	160,942

Pension benefits liabilities	4,382	4,892
Long-term debt	115,164	115,341
Operating lease liabilities	17,689	19,810
Deferred income tax liabilities	689	1,054
Other noncurrent liabilities	15,977	15,256
Total liabilities	290,009	317,295

Shareholders' equity:
Preferred stock	—	—
Common stock	19,094	19,063
Capital in excess of stated value	98,508	94,006
Retained earnings	636,297	579,000
Less treasury stock - at cost	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(21,010)	(21,473)
Total shareholders' equity	455,651	393,358
Total liabilities and shareholders' equity	$745,660	$710,653

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
($ in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$72,379	$65,469
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,282	20,178
Provision for uncollectible accounts receivable	881	903
Deferred income taxes	—	(2,063)
Share-based compensation expense	6,529	5,458
Foreign currency transaction loss	1,126	2,274
Other, net	1,569	695
Changes in assets and liabilities:
Receivables	(4,926)	(47,514)
Inventories	40,954	(53,803)
Other current assets	4,693	1,220
Accounts payable	(15,274)	13,832
Other current liabilities	(9,135)	186
Other noncurrent assets and liabilities	1,629	(3,787)
Net cash provided by operating activities	119,707	3,048

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(18,775)	(15,595)
Purchases of marketable securities available-for-sale	(4,932)	(18,468)
Proceeds from maturities of marketable securities available-for-sale	10,982	25,968
Acquisition of business, net of cash acquired	(30,842)	—
Other investing activities, net	(3,850)	(855)
Net cash used in investing activities	(47,417)	(8,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	32	2,894
Common stock withheld for payroll tax obligations	(2,471)	(1,181)
Proceeds from employee stock purchase plan	444	412
Principal payments on long-term debt	(222)	(218)
Dividends paid	(15,082)	(14,599)
Net cash used in financing activities	(17,299)	(12,692)

Effect of exchange rate changes on cash and cash equivalents	716	(3,465)
Net change in cash and cash equivalents	55,707	(22,059)
Cash and cash equivalents, beginning of period	105,048	127,107
Cash and cash equivalents, end of period	$160,755	$105,048